TO BE EFFECTIVE JANUARY 13, 2003

                     AMENDMENT OF ARTICLES OF INCORPORATION

                                       OF

                   STRONG SHORT-TERM MUNICIPAL BOND FUND, INC.

         The undersigned Assistant Secretary of the Strong Short-Term Municipal Bond Fund, Inc. (the "Corporation"), hereby certifies that, in accordance with
Section 180.1002 of the Wisconsin Statutes, the following Amendment was duly adopted to create the Class C series of the Strong Short-Term Municipal Bond Fund.

         "Paragraph A of Article IV is hereby amended by deleting Paragraph A thereof and inserting the following as a new paragraph:

         `A. The Corporation shall have the authority to issue an indefinite number of shares of Common Stock with a par value of $.00001 per share. Subject to the following paragraph the authorized shares are classified as follows:

CLASS                                      SERIES       AUTHORIZED NUMBER
                                                        OF SHARES

Strong Short-Term Municipal Bond Fund      Investor     Indefinite
                                           Class C      Indefinite"'

         This Amendment to the Articles of Incorporation was adopted by the Board of Directors of the Corporation on November 8, 2002, in accordance with
Section 180.1002, and 180.0602 of the Wisconsin Statutes. Shareholder approval was not required. No shares of the Class C series of the Strong Short-Term Municipal Bond Fund have been issued.

         Executed in duplicate this 6th day of January, 2003.


                                    STRONG SHORT-TERM MUNICIPAL BOND FUND, INC.



                                    By:  /s/ Gilbert L. Southwell III
                                         Gilbert L. Southwell III,
                                         Assistant Secretary


This instrument was drafted by

Gilbert L. Southwell III
100 Heritage Reserve
Menomonee Falls, WI  53051